Exhibit 99.1
DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM: DNBF)

DNB Financial Corporation
Announces 2011 Third Quarter Earnings

(October 20, 2011 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, the oldest national bank in the greater Philadelphia region, reported a 30.04% increase in net income and a 77.40% increase in core earnings for the third quarter of 2011, compared to the same period in 2010. Net income for the three months ended September 30, 2011 was $1.3 million compared to $993,000 for the same period in 2010.  Earnings per common share for the third quarter of 2011 were $0.36 on a fully diluted basis compared to $0.32 for the same period in 2010.

Core earnings, which is a non-GAAP measure of net income excluding gains and losses on the sale of securities and prepayment penalties on FHLB advances, for the three months ended September 30, 2011 was $1.3 million compared to $730,000 for the same period in 2010. The Financial Statement section in this report includes a reconciliation of core earnings to the corresponding GAAP financial measure.

 William S. Latoff, Chairman and CEO said, “I am proud of our focused management team and our well trained and experienced staff who have grown revenues in spite of a weak economy and at the same time managed our cost of funds and controlled non-interest expenses. The net result has been a higher net interest margin and greater profitability overall. We believe that successful businesses continue to be successful even in difficult times and this remains our committment to our shareholders and the communities we serve. "

During the three months ended September 30, 2011, net interest income rose to $5.5 million compared to $5.0 million for the same period in 2010. The increase was due to a higher level of  loans combined with a reduction in interest expense, primarily due to lower rates on liabilities. The net interest margin for the three months ended September 30, 2011 was 3.70%, a 36 basis point increase over the same period in 2010.

Non-interest income for the three months ended September 30, 2011 increased $68,000 or 8.60% to $859,000 compared to the same period in 2010.  Non-interest expense for the three months ended September 30, 2011 showed a modest increase of 1.30% or $53,000 compared to the same period in 2010 and reflects increases in marketing, occupancy and staffing costs offset by lower FDIC insurance costs.

Loans grew $15.2 million or 3.83% at September 30, 2011 compared to December 31, 2010. Total assets grew $6.8 million or 1.12% compared to December 31, 2010 and reflect the growth in loans offset by a decline in investment securities and cash and cash equivalents.

Deposits increased by $5.8 million or 1.17% to $498.5 million at September 30, 2011 compared to $492.7 million at December 31, 2010. Core deposits, i.e., demand deposits, money market accounts, NOW and savings accounts increased $29.7 million in aggregate or 8.37%, while time deposits declined $24.2 million or 17.49%. DNB’s composite cost of funds for the third quarter of 2011 dropped 32 basis points to 0.79% compared to 1.11% for the three months ended September 30, 2010.

Capital remained strong at the end of the third quarter of 2011, as DNB’s tier 1 leverage ratio stood at 9.65% and its total risk-based capital ratio stood at 15.29%. Management believes that these levels of capital are appropriate for current market conditions. Stockholders' equity increased $5.3 million to $50.6 million at September 30, 2011 compared to $45.2 million at December 31, 2010, reflecting solid earnings growth.

Non-performing loans to total loans was 1.95% at September 30, 2011, down from 2.24% a year earlier, but up from 1.82% at December 31, 2010. During the third quarter of 2011 and 2010, DNB provided $426,000 and $615,000 respectively, for credit losses. The allowance for credit losses was $6.4 million at September 30, 2011 compared to $5.9 million at December 31, 2010. Our coverage ratio, defined as the allowance for credit losses as a percentage of non-performing loans remained strong at  79.32% on September  30, 2011, but declined slightly from December's ratio of 81.46%.

William J. Hieb, President and Chief Risk & Credit Officer said, “As these stressed economic conditions persist, we have seen some increase in non-performing loans during the third quarter and an increase in charge-offs. However, we believe  our earnings strength continues to provide us with the means to provide adequate reserves as conditions warrant. We recognize the importance of being prudent with our lending decisions, but at the same time we are committed to providing local businesses and families the financial means  necessary to grow and prosper."

Net income for the nine months ended September 30, 2011 was $3.6 million compared to $2.1 million for the same period in 2010. Earnings per common share for the nine months of 2011 were $1.10 on a fully diluted basis compared to $0.82 for the same period in 2010. Core earnings, defined above, improved to $3.6 million for the nine months ended September 30, 2011, compared to $2.6 million for the same period in 2010.

           Chairman Latoff concluded, “For over 150 years we've had a tradition of meeting the needs of our customers and communities. At a time when change and uncertainty are profoundly impacting the national and local banking landscape, DNB continues to focus on building relationships locally, while exercising sound financial management. As the oldest national bank in the greater Philadelphia region, we will continue to be the trusted community bank on which our customers rely."

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 13 locations. Founded in 1860, DNB First in addition to providing a broad array of consumer and business banking products, offers brokerage and insurance services through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.  DNB's Investor Relations site can be found at http://investor.dnbfirst.com/.

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, and the Securities and Exchange Act of 1934 as amended. Such forward-looking statements may include financial and other projections as well as statements regarding DNB's future plans, objectives, performance, revenues, growth, profits, operating expenses or DNB's underlying assumptions. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the DNB’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks, uncertainties. A number of factors, many of which are beyond DNB's control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, our need for capital; the impact of economic conditions on our business; changes in banking regulation and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; our ability to attract and retain key personnel; competition in our marketplace; and other factors as described in our securities filings.  All forward-looking statements and information made herein are based on our current expectations as of the date hereof and speak only as of the date they are made.  DNB does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Condensed Consolidated Statement of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Interest income	$6,651	$6,522	$19,737	$19,699
Interest expense	1,128	1,570	3,612	5,588
Net interest income	5,523	4,952	16,125	14,111
Provision for credit losses	426	615	1,278	1,441
Non-interest income	859	791	2,765	2,537
Gain on sale of investment securities	0	399	2	1,374
Non-interest expense	4,117	4,064	12,463	12,812
Income before income taxes	1,839	1,463	5,151	3,769
Income tax expense	544	470	1,553	1,154
Net income	1,295	993	3,598	2,615
Preferred stock dividends and accretion of discount	331	154	640	463
Net income available to common stockholders	$964	$839	$2,958	$2,152
Net income per common share, diluted	$0.36	$0.32	$1.10	$0.82

Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

GAAP net income	$1,295	$993	$3,598	$2,615
Gains on sale of investment securities	0	(399)	(2)	(1,374)
Prepayment penalties on FHLB advances	0	0	0	560
Income tax adjustment	0	136	1	268
Non-GAAP net income (Core earnings)	$1,295	$730	$3,597	$2,069

Condensed Consolidated Statement of Financial Condition (Unaudited)
(Dollars in thousands)

	September 30,	December 31,	September 30,
	2011	2010	2010

Cash and cash equivalents	$22,815	$26,360	$16,220
Investment securities	147,834	150,592	182,041
Loan and leases	411,374	396,171	385,248
Allowance for credit losses	(6,371)	(5,884)	(6,110)
Net loan and leases	405,003	390,287	379,138
Premises and equipment, net	7,905	8,248	8,306
Other assets	25,531	26,845	21,110
Total assets	$609,088	$602,332	$606,815

Deposits	$498,506	$492,746	$494,074
FHLB advances	20,000	25,000	30,000
Repurchase agreements	26,576	23,349	19,984
Other borrowings	9,883	11,881	11,906
Other liabilities	3,571	4,148	3,857
Stockholders' equity	50,552	45,208	46,994
Total liabilities and stockholders' equity	$609,088	$602,332	$606,815

DNB Financial Corporation
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	Quarterly
	2011	2011	2011	2010	2010
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings and Per Share Data
Net income available to common stockholders	$964	$1,134	$860	$900	$839
Basic earnings per common share	$0.36	$0.42	$0.32	$0.34	$0.32
Diluted earnings per common share	$0.36	$0.42	$0.32	$0.34	$0.32
Dividends per common share	$0.03	$0.03	$0.03	$0.03	$0.03
Book value per common share	$14.03	$13.80	$12.95	$12.55	$13.32
Tangible book value per common share	$13.96	$13.73	$12.90	$12.49	$13.25
Average common shares outstanding	2,678	2,670	2,664	2,650	2,640
Average diluted common shares outstanding	2,696	2,690	2,698	2,655	2,641

Performance Ratios
Return on average assets	0.82%	0.84%	0.68%	0.69%	0.64%
Return on average equity	10.15%	10.78%	8.95%	8.80%	8.39%
Return on average tangible equity	10.19%	10.83%	8.99%	8.84%	8.42%
Net interest margin	3.70%	3.65%	3.61%	3.32%	3.34%
Efficiency ratio	64.52%	64.25%	69.30%	70.99%	70.78%

Asset Quality Ratios
Net charge-offs to average loans	0.48%	0.28%	0.00%	1.04%	0.56%
Non-performing loans/Total loans	1.95%	1.65%	1.67%	1.82%	2.24%
Allowance for credit loss/Total loans	1.55%	1.54%	1.54%	1.49%	1.59%
Allowance for credit loss/Non-performing loans	79.32%	93.52%	92.25%	81.46%	70.88%

Capital Ratios
Total equity/Total assets	8.30%	7.73%	7.60%	7.51%	7.74%
Tangible equity/Tangible assets	8.27%	7.70%	7.57%	7.51%	7.74%
Tangible common equity/Tangible assets	6.14%	5.87%	5.68%	5.56%	5.82%
Tier 1 leverage ratio	9.65%	9.42%	9.47%	9.25%	9.03%
Tier 1 risk-based captial ratio	14.03%	13.51%	13.33%	13.03%	13.63%
Total risk-based captial ratio	15.29%	14.77%	14.59%	14.28%	14.88%